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                                                                   Exhibit 99(a)

                      LUCILLE FARMS ANNOUNCES $4.5 MILLION
                     EQUITY INVESTMENT BY, AND PREFERENTIAL
                             PRICING STRUCTURE WITH,
                      ST. ALBANS COOPERATIVE CREAMERY, INC.


                    LUCILLE FARMS ANOUNCES CONTINUED LISTING
                      ON NASDAQ SUBJECT TO MAKING A PUBLIC
               FILING WITH SEC AND NASDAQ AND BEING IN COMPLIANCE
                    WITH OTHER CRITERIA FOR CONTINUED LISTING


         Montville, N.J. - June 12, 2002 - Lucille Farms, Inc. (NASDAQ-LUCY) announced today that it has entered into an agreement with St. Albans Cooperative Creamery, Inc., pursuant to which St. Albans has (i) converted $1,000,000 of accounts payable currently owed by Lucille Farms to St. Albans into 333,333 shares of common stock, (ii) converted $3,500,000 of accounts payable currently owed by Lucille Farms to St. Albans into (A) preferred stock convertible into 583,333 shares of common stock, which preferred stock (1) automatically converts into such number of shares of common stock if the common stock is $8.00 or higher for 30 consecutive trading days, and (2) may be redeemed by Lucille Farms for $3,500,000, and (B) a 10-year warrant to purchase 583,333 shares of common stock (subject to adjustment under certain circumstances to a maximum of 1,416,667 shares of common stock) at $.01 per share, which warrant (1) may not be exercised for a period of three-years, (2) terminates if, during such three-year period, Lucille Farms' common stock is $8.00 or higher for 30 consecutive trading days, and, (3) in the event Lucille Farms' common stock is not $8.00 or higher for 30 consecutive trading days during such three-year period, may only be exercised on the same basis percentage wise as the preferred shares are converted, (iii) converted an additional $1,000,000 of accounts payable currently owed by Lucille Farms to St. Albans into a convertible promissory note due on April 14, 2005, which note is convertible into common stock at $6.00 per share at any time by St. Albans and, at the option of Lucille Farms, automatically shall be converted into common stock at $6.00 per share if the common stock is $8.00 or higher for a period of 30 consecutive trading days, and (iv) provided Lucille Farms with a pricing structure for milk and milk by-products, for a minimum of one-year and a maximum of four-years (subject to renegotiation at the expiration of the applicable period), designed to produce profitability for Lucille Farms.

         Al Falivene, the President of Lucille Farms stated that "the relationship with St. Albans is reflective of the interdependency that exists between Lucille Farms and St. Albans. The agreement with St. Albans assures it of a home for a significant portion of its milk and provides Lucille Farms with a supplier that is also a partner and has a vested interest in the future success of Lucille Farms."

         Leon J. Berthiaume, the General Manager of St. Albans, stated, "St. Albans Cooperative and Lucille Farms continue to build a mutually beneficial relationship that has existed for more than 25 years. A strong and stable Lucille Farms is a valuable asset for St. Albans and the dairy industry. Lucille Farms provides an important and consistent market for our members' milk. St. Albans supports the maintenance of manufacturing capacity in Vermont.


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         Also, Lucille Farms announced today that Nasdaq has informed Lucille
Farms of its continued listing on the Nasdaq SmallCap Marketplace pursuant to an exception from the Marketplace's stockholders' equity requirement. In accordance with such exception, on or before July 15, 2002, Lucille Farms must make a public filing with the Securities and Exchange Commission and Nasdaq evidencing a stockholders' equity of at least $4,000,000 and be in compliance with all other requirements for continued listing, including Nasdaq's corporate governance criteria. Until such time as the terms of the exception have been satisfied, the letter "C" will be applied to Lucille Farms' trading symbol. Based upon the transaction with St. Albans, Lucille Farms anticipates making the required filing with the Securities and Exchange Commission on a timely basis.

         Lucille Farms, Inc. currently manufactures approximately thirty million pounds annually of all natural mozzarella, provolone, feta and shredded cheese blends which it sells to food service, food processing manufacturers and selected retail outlets. The company markets retail cheese under the Lucille Farms brand name. The company's focus is to develop sales of its organic cheese line along with its packaged retail shredded cheeses.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, pricing structures for raw materials and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact:          Mark Miller
                  East West Network Group
                  770-436-7429
                  mmeastwest@hotmail.com